Exhibit 99.3

SYNLOGIC, LLC

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Synlogic, Inc.:

We have audited the accompanying consolidated balance sheets of Synlogic, LLC and its subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, contingently redeemable preferred units and equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synlogic, LLC and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

(signed) KPMG LLP

Cambridge, Massachusetts

June 19, 2017

SYNLOGIC, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except unit amounts)

	December 31,
	2016	2015
Assets
Current assets:
Cash	$14,586	$6,179
Prepaid expenses and other current assets	1,477	136

Total current assets	16,063	6,315
Property and equipment, net	3,504	664
Restricted cash	50	50
Other assets	422	338

Total assets	$20,039	$7,367

Liabilities, Redeemable Preferred Units and Equity
Current liabilities:
Accounts payable	$988	$641
Accrued expenses	2,296	1,273
Deferred revenue	444	444
Deferred rent	255	—
Capital lease obligations	203	66

Total current liabilities	4,186	2,424

Long-term liabilities:
Deferred revenue, net of current portion	1,112	1,556
Deferred rent, net of current portion	1,061	—
Capital lease obligations, net of current portion	177	27

Total long-term liabilities	2,350	1,583

Commitments and contingencies (note 16)
Contingently Redeemable Class A Preferred Units
Issued and outstanding 1,413,039 and 758,874 units as of December 31, 2016 and 2015, respectively	5,000	2,383
Equity
Class B Preferred Units
Issued and outstanding 1,861,626 units as of December 31, 2016	13,611	—
Class A Preferred Units
Issued and outstanding 7,089,713 and 3,464,716 units as of December 31, 2016 and 2015, respectively	25,548	11,048
Common units
Issued and outstanding 3,339,869 and 3,402,369 units as of December 31, 2016 and 2015, respectively	592	223
Accumulated deficit	(31,248)	(10,294)

Total equity	8,503	977

Total liabilities and equity	$20,039	$7,367

See accompanying notes to consolidated financial statements.

SYNLOGIC, LLC AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except unit and per unit amounts)

	Years Ended December 31,
	2016	2015
Revenue	$444	$—
Operating expenses:
Research and development	15,010	4,024
General and administrative	6,398	4,500

Total operating expenses	21,408	8,524

Loss from operations	(20,964)	(8,524)
Interest income (expense), net	10	(8)

Net loss	$(20,954)	$(8,532)

Net loss per unit attributable to common unit holders—basic and diluted	$(7.36)	$(3.13)

Weighted-average common units used in computing net loss per unit attributable to common unit holders—basic and diluted	2,848,081	2,723,630

Comprehensive loss	$(20,954)	$(8,532)

See accompanying notes to consolidated financial statements.

SYNLOGIC, LLC AND SUBSIDIARIES

Consolidated Statements of Contingently Redeemable Preferred Units and Equity

(in thousands, except unit amounts)

	Contingently redeemable Class A preferred units		Contingently redeemable Class A preferred stock		Class B preferred units		Class A preferred units		Series A convertible preferred stock
	Units	Amount	Shares	Amount	Units	Amount	Units	Amount	Shares	Amount
Balance at December 31, 2014	—	$—	363,636	$1,000	—	$—	—	$—	1,287,042	$3,439
Sale of Series A-2 Convertible Preferred Stock, net of issuance costs of $13	—	—	395,238	1,383	—	—	—	—	1,976,190	6,904
Grant of restricted shares	—	—	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	—	—	—	—
Exchange of common and Series A Preferred Stock of Synlogic Inc. for common and Class A Preferred Units of Synlogic, LLC	758,874	2,383	(758,874)	(2,383)	—	—	3,263,232	10,343	(3,263,232)	(10,343)
Sale of Class A-2 Preferred Units, net of issuance costs of $0	—	—	—	—	—	—	201,484	705	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2015	758,874	2,383	—	—	—	—	3,464,716	11,048	—	—
Sale of Class A-3 Preferred Units, net of issuance costs of $0	654,165	2,617	—	—	—	—	3,624,997	14,500	—	—
Sale of Class B Preferred Units, net of issuance costs of $317	—	—	—	—	1,861,626	13,611	—	—	—	—
Repurchase of founders’ units	—	—	—	—	—	—	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2016	1,413,039	$5,000	—	$—	1,861,626	$13,611	7,089,713	$25,548	—	$—

See accompanying notes to consolidated financial statements.

SYNLOGIC, LLC AND SUBSIDIARIES

Consolidated Statements of Contingently Redeemable Preferred Units and Equity (continued)

(in thousands, except unit amounts)

	Common units		Common shares		Additional paid-in capital	Accumulated deficit	Total equity
	Units	Amount	Shares	Amount
Balance at December 31, 2014	—	$—	2,700,000	$—	$32	$(1,762)	$1,709
Sale of Series A-2 Convertible Preferred Stock, net of issuance costs of $13	—	—	—	—	—	—	6,904
Grant of restricted shares	—	—	655,494	—	—	—	—
Exercise of stock options	—	—	46,875	—	1	—	1
Exchange of common and Series A Preferred Stock of Synlogic Inc. for common and Class A Preferred Units of Synlogic, LLC	3,402,369	33	(3,402,369)	—	(33)	—	—
Sale of Class A-2 Preferred Units, net of issuance costs of $0	—	—	—	—	—	—	705
Equity-based compensation expense	—	190	—	—	—	—	190
Net loss	—	—	—	—	—	(8,532)	(8,532)

Balance at December 31, 2015	3,402,369	223	—	—	—	(10,294)	977
Sale of Class A-3 Preferred Units, net of issuance costs of $0	—	—	—	—	—	—	14,500
Sale of Class B Preferred Units, net of issuance costs of $317	—	—	—	—	—	—	13,611
Repurchase of founders’ units	(62,500)	—	—	—	—	—	—
Equity-based compensation expense	—	369	—	—	—	—	369
Net loss	—	—	—	—	—	(20,954)	(20,954)

Balance at December 31, 2016	3,339,869	$592	—	$—	$—	$(31,248)	$8,503

See accompanying notes to consolidated financial statements.

SYNLOGIC, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(20,954)	$(8,532)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	692	117
Loss on disposal of assets	4	—
Equity-based compensation expense	369	190
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(1,341)	(334)
Accounts payable and accrued expenses	1,329	1,515
Deferred revenue	(444)	2,000
Deferred rent	21	—
Other assets	(84)	—

Net cash used in operating activities	(20,408)	(5,044)

Cash flows from investing activities:
Increase in restricted cash	—	(50)
Proceeds from sale of property and equipment	8	—
Purchases of property and equipment	(1,841)	(451)

Net cash used in investing activities	(1,833)	(501)

Cash flows from financing activities:
Payments on capital lease obligations	(80)	(68)
Proceeds from exercise of stock options and grant of restricted stock	—	1
Proceeds from sale of convertible preferred stock, net of issuance costs	—	8,287
Proceeds from sale of preferred units, net of issuance costs	30,728	705

Net cash provided by financing activities	30,648	8,925

Net increase in cash	8,407	3,380
Cash at beginning of period	6,179	2,799

Cash at end of period	$14,586	$6,179

Supplemental disclosure of non-cash investing and financing activities:
Purchase under capital lease	$367	$161
Cash paid for interest	$8	$5
Landlord funded allowance for tenant improvements	$1,296	$—
Property and equipment purchases included in accounts payable and accrued expenses	$57	$16

See accompanying notes to consolidated financial statements.

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Nature of Business

Organization

Synlogic, LLC, together with its wholly owned and consolidated subsidiaries (“Synlogic” or the “Company”) is an early stage biopharmaceutical company focused on discovering and developing Synthetic Biotic™ medicines: a novel class of living medicines to treat a broad range of human diseases ranging from genetic and acquired metabolic disorders to inflammation and cancer. Synlogic applies the principles and tools of synthetic biology to engineer beneficial, probiotic bacteria to perform or deliver critical therapeutic functions, compensating for missing or damaged pathways in patients with these serious diseases. As living medicines, Synthetic Biotic medicines are designed to sense a local disease context within a patient’s body and respond by metabolizing toxic substances or delivering combinations of therapeutic factors. Since incorporation, the Company has devoted substantially all of its efforts to the research and development of its product candidates.

The Company was founded and began operations on March 14, 2014, as TMC Therapeutic, Inc., located in Cambridge, Massachusetts. On July 15, 2014, TMC Therapeutics, Inc. changed its name to Synlogic, Inc. On July 2, 2015, the common and preferred shareholders of Synlogic, Inc. executed the Synlogic, LLC Contribution Agreement (the ”Contribution Agreement”), which contributed their equity interests in Synlogic, Inc. in exchange for common and preferred units in a newly formed parent company named Synlogic, LLC. In addition, Synlogic IBDCo, Inc. (“IBDCo”) was formed as a subsidiary of Synlogic, LLC (the “2015 Reorganization”). In conjunction with the 2015 Reorganization, the Company entered into license, option, and merger agreements with AbbVie S.à.r.l. (“AbbVie”) for the development of treatments for inflammatory bowel diseases (“IBD”) (Note 12). In May 2017, the Company completed a series of transactions pursuant to which Synlogic, LLC, merged with and into Synlogic, Inc. which continued to exist as the surviving corporation (Note 19).

Risks and Uncertainties

At December 31, 2016, the Company had cash of approximately $14.6 million and an accumulated deficit of approximately $31.2 million. Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, and raising capital, and has primarily financed its operations through the issuance of preferred stock. In the absence of positive cash flows from operations, the Company is highly dependent on its ability to find additional sources of funding in the form of debt or equity financing. The Company secured multiple rounds of new funding including proceeds from:

•	the sale of Class A Preferred Units and Contingently Redeemable Class A Preferred Units in February 2016, generating approximately $17.1 million in net proceeds,

•	the sale of Class B Preferred Units in February 2016, generating approximately $13.6 million in net proceeds,

•	the sale of Class B Preferred Units in March 2017, generating approximately $26.6 million in net proceeds,

•	the sale of Series C Convertible Preferred Stock in May 2017, generating approximately $40.4 million in net proceeds,

As a result of the proceeds generated from the recent financings, management believes that the Company has sufficient cash to fund its operations through at least twelve months from the issuance of these financial statements, or the second quarter of 2018.

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As an early stage company, the Company is subject to a number of risks common to other life science companies, including, but not limited to, raising additional capital, development by its competitors of new technological innovations, risk of failure in preclinical studies, safety and efficacy of its product candidates in clinical trials, the regulatory approval process, market acceptance of the Company’s products once approved, lack of marketing and sales history, dependence on key personnel and protection of proprietary technology. The Company’s therapeutic programs are currently pre-commercial, spanning discovery through early development and will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercialization of any product candidates. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance-reporting capabilities. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained, that any products developed will obtain necessary regulatory approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate revenue from product sales. The Company may never achieve profitability, and unless and until it does, it will continue to need to raise additional capital or obtain financing from other sources, such as strategic collaborations or partnerships.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP” or “GAAP”).

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

The July 2, 2015 exchange of common and preferred shares of Synlogic, Inc. for common and preferred units in Synlogic, LLC pursuant to the 2015 Reorganization was accounted for based on existing carrying amounts and there was no change to the reporting entity because there was no change in ownership by the investors.

(c)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. On an on-going basis, the Company’s management evaluates its estimates, including those related to revenue recognition, income taxes including the valuation allowance for deferred tax assets, research and development, accrued expenses, contingencies and equity-based compensation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgements about the carrying values of assets and liabilities. Actual results could differ from those estimates. Changes in estimates are reflected in reported results in the period in which they become known.

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(d)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk include amounts held as cash and restricted cash. The Company uses a high quality, accredited financial institution to maintain its cash and restricted cash and, accordingly, such funds are subject to minimal credit risk. The Company has not experienced any losses in such accounts and management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held. The Company has no financial instruments with off-balance sheet risk of loss.

(e)	Restricted Cash

The Company held cash of $50,000 at December 31, 2016 and 2015 in a separate restricted bank account as collateral for the Company’s credit card program. The Company has classified these deposits as long-term restricted cash on its balance sheet.

(f)	Fair Value of Financial Instruments

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable, are used to measure fair value:

•	Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities.

•	Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Significant unobservable inputs including the Company’s own assumptions in determining fair value.

There were no financial instruments recorded at fair value as of December 31, 2016 and 2015. The carrying amounts of cash, restricted cash, accounts payable, and accrued expenses approximate their fair values due to their short-term maturities.

(g)	Property and Equipment

Property and equipment, including leasehold improvements, are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Repairs and maintenance costs are expensed as incurred, whereas major improvements are capitalized as additions to property and equipment.

Depreciation begins at the time the asset is placed in service. Depreciation is provided over the following estimated useful lives:

Asset classification	Useful life
Computer and office equipment	3 years
Furniture and fixtures	5 years
Laboratory equipment	5 years
Leasehold improvements	Lesser of useful life or remaining lease term

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(h)	Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, the Company compares the carrying amounts of the assets to their undiscounted expected future cash flows. If this comparison indicates that there is impairment, the amount of impairment is calculated as the difference between the carrying value and fair value of the asset. To date, no such impairments have been recognized.

(i)	Rent Expense

The Company’s lease for its 200 Sidney Street facility in Cambridge, Massachusetts provides for a rent-free period as well as fixed increases in minimum annual rental payments. The total amount of rental payments due over the lease term is being charged to rent expense on a straight-line basis over the term of the lease. Tenant improvement allowances and other incentives are recorded as deferred rent and amortized as a reduction of periodic rent expense, over the term of the lease. Deferred rent consists of the difference between cash payments and the recognition of rent expense on a straight-line basis for the Company’s facility.

(j)	Research and Development Costs

Costs incurred in the research and development of the Company’s product candidates are expensed as incurred. The Company defers and capitalizes nonrefundable advance payments made by the Company for research and development activities until the related goods are received or the related services are performed.

Research and development expenses are comprised of costs incurred in performing research and development activities, including salary and benefits, equity-based compensation expense, laboratory supplies and other direct expenses, facilities expenses, overhead expenses, contractual services and other outside expenses.

(k)	Revenue recognition

The Company generates revenue through a collaboration and license arrangement with a strategic partner for the development and commercialization of product candidates.

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition (“ASC 605”). Accordingly, revenue is recognized for each unit of accounting when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists;

•	Delivery has occurred or services have been rendered;

•	The seller’s price to the buyer is fixed or determinable; and

•	Collectability is reasonably assured.

Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue in the Company’s consolidated balance sheets. Amounts expected to be recognized as revenue within the 12 months following the balance sheet date are classified as current deferred revenue. Amounts not expected to be recognized as revenue within the 12 months following the balance sheet date are classified as deferred revenue, net of current portion.

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

The Company evaluates collaboration agreements with respect to FASB ASC Topic 808, Collaborative Arrangements, considering the nature and contractual terms of the arrangement and the nature of its business operations to determine the classification of the transactions. When the Company is an active participant in the activity and exposed to significant risks and rewards dependent on the commercial success of the collaboration, it will record its transactions on a gross basis in the consolidated financial statements and describe the rights and obligations under the collaborative arrangement in the notes to the consolidated financial statements.

Multiple-Element Arrangements

The Company evaluates multiple-element arrangements based on the guidance in FASB ASC Topic 605-25, Revenue Recognition—Multiple-Element Arrangements (“ASC 605-25”). Pursuant to this guidance, the Company identifies the deliverables included in the arrangement and determines whether the individual deliverables have value to the customer on a stand-alone basis and represent separate units of accounting or whether they must be accounted for as a combined unit of accounting. This evaluation requires management to make judgments about the individual deliverables and whether such deliverables are separable from the other aspects of the contractual relationship. Deliverables are considered separate units of accounting provided that: (i) the delivered item(s) has value to the customer on a stand-alone basis and (ii) if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Company. In assessing whether an item has stand-alone value, the Company considers factors such as the research, manufacturing and commercialization capabilities of the collaboration partner; the retention of any key rights by the Company; and the availability of the associated expertise in the general marketplace. In addition, the Company considers whether the collaboration partner can use the other deliverable(s) for their intended purpose without the receipt of the remaining element(s), whether the value of the deliverable is dependent on the undelivered item(s) and whether there are other vendors that can provide the undelivered element(s).

In situations where the Company has identified multiple units of accounting, the arrangement consideration that is fixed or determinable is allocated among the separate units of accounting using the relative selling price method. The Company determines the selling price of a unit of accounting following the hierarchy of evidence prescribed by ASC 605-25. Accordingly, the Company determines the estimated selling price for units of accounting within each arrangement using vendor-specific objective evidence (“VSOE”) of selling price, if available; third-party evidence (“TPE”) of selling price if VSOE is not available; or best estimate of selling price (“BESP”) if neither VSOE nor TPE is available.

Then, the applicable revenue recognition criteria in ASC 605-25 are applied to each of the separate units of accounting to determine the appropriate period and pattern of recognition. The Company recognizes arrangement consideration allocated to each unit of accounting when all of the revenue recognition criteria in ASC 605-25 are satisfied for that particular unit of accounting. The Company will recognize as revenue, upon delivery, arrangement consideration attributed to deliverables that have stand-alone value from the other deliverables to be provided in an arrangement. For deliverables that do not have stand-alone value from the other deliverables to be provided in an arrangement, revenue is recognized over the Company’s estimated performance period as the arrangement would be accounted for as a single unit of accounting.

If there is no discernible pattern of performance and/or objectively measurable performance measures do not exist, then the Company recognizes revenue under the arrangement for the single unit of accounting on a straight-line basis over the period the Company is expected to complete its

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

performance obligations. Alternatively, if the pattern of performance in which the service is provided to the customer can be determined and objectively measurable performance measures exist, then the Company recognizes revenue under the arrangement using the proportional performance method. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line method or proportional performance method, as applicable.

Milestones

Contingent consideration from research and development activities that is earned upon the achievement of a substantive milestone is recognized in its entirety in the period in which the milestone is achieved. At the inception of an arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether: (i) the consideration is commensurate with either the Company’s performance to achieve the milestone or the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from the Company’s performance to achieve the milestone, (ii) the consideration relates solely to past performance and (iii) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Company evaluates factors such as the scientific, clinical, regulatory, commercial and other risks that must be overcome to achieve the respective milestone and the level of effort and investment required to achieve the respective milestone in making this assessment. There is considerable judgment involved in determining whether a milestone satisfies all of the criteria required to conclude that a milestone is substantive. The Company recognizes revenue associated with substantive milestones in accordance with FASB ASC Topic 605-28, Revenue Recognition—Milestone Method upon successful accomplishment of each milestone, assuming all other revenue recognition criteria are met. Milestones that are not considered substantive would be recognized as revenue over the remaining period of performance, assuming all other revenue recognition criteria are met.

(l)	Equity-Based Compensation

The Company measures equity-based compensation to employees and directors based on the grant date fair value of the awards and recognizes the associated expense in the financial statements over the requisite service period of the award, which is generally the vesting period.

Equity-based compensation costs for nonemployee awards are recognized as services are provided, which is generally the vesting period, on a straight-line basis. The measurement date for nonemployee awards is generally the date the performance of services required from the nonemployee is complete. The Company believes that the fair value of the equity is more reliably measurable than the fair value of the services rendered. The fair value of the award granted to a nonemployee is remeasured at each reporting date until performance is completed with any increase or decrease in fair value recorded as equity-based compensation expense.

In determining the exercise price for options granted, the Company’s Board of Directors considered the fair value of the common stock as of the grant date. The Board of Directors determined the estimated per share fair value of our common stock at various dates considering contemporaneous valuations performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, or the Practice Aid. The fair value of the common stock was determined by the Board of Directors at each award grant date based on assumptions, each of which are subjective and generally

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

require judgement and estimation by management, including results obtained from independent third-party valuations, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current research and management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s length sales of the Company’s capital stock (including convertible preferred stock), the effect of the rights and preferences of the preferred share, and the prospects of a liquidity event.

The fair value of each option was estimated on the date of grant or remeasurement using the Black-Scholes option-pricing model. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer-group of similar public companies. The expected term of options granted for employees was calculated using the simplified method, which represented the average of the contractual term of the option and the weighted-average vesting period of the option. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate is based upon the U.S. Treasury yield curve commensurate with the expected term at the time of grant or remeasurement. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from the Company’s estimates. Subsequent changes in estimated forfeitures are recognized through a cumulative adjustment in the period of change, and will also impact the amount of share-based compensation expense in future periods. The Company uses historical data to estimate forfeiture rates.

In determining the threshold price for an incentive units, the Company’s Board of Directors determines the price at which an incentive unit would have a liquidation value of zero at the date of grant in setting the threshold price for incentive units. The Board of Directors considers the fair value of its assets and performs an analysis to determine the per unit amount that a holder would receive upon a distribution event. In determining the fair value of its assets, the Company relies on independent third-party valuations, which take into account a variety of factors, including the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current research and management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock and incentive units, arm’s-length sales of the Company’s equity, the effect of the rights and preferences of the preferred unit holders, and the prospects of a liquidity event, among others.

The fair value of each incentive unit award is estimated on the date of grant or remeasurement using the Black-Scholes with barrier option-pricing model. Assumptions utilized in the model for valuing the incentive units including expected volatility, dividend yield and risk-free interest rate are arrived at in the same manner as those utilized for the stock option model described above. Additionally, forfeitures are treated in the manner described above. Incentive units do not have an expiration date, thus, the expected term of incentive units granted is determined based on the probability-weighted estimated term to a distribution event.

The Company records the expense for equity grants subject to performance-based milestone vesting over the remaining service period when management determines that achievement of the milestone is probable. Management evaluates when the achievement of a performance-based milestone is probable based on the relative satisfaction of the performance conditions as of the reporting date.

The Company classifies equity-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipients’ service payments are classified.

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(m)	Income Taxes

Effective July 2, 2015, the Company was organized as a limited liability company and subject to the provisions of Subchapter K of the Internal Revenue Code. As such, the Company is not viewed as a taxpaying entity in any jurisdiction and does not require a provision for income taxes. Each partner is responsible for the tax liability, if any, related to its proportionate share of the partnership’s taxable income.

Each of the wholly owned corporate subsidiaries is a taxpaying entity and does require a provision for income taxes. The wholly owned subsidiaries are considered a brother—sister controlled group and a tax provision has been prepared for each of the subsidiaries individually.

Any reference to a provision for income taxes, deferred income taxes and offsetting valuation allowance represents the aggregate activity of the Company’s wholly owned corporations.

The wholly owned corporate subsidiaries, as well as the Company prior to the 2015 Reorganization, account for income taxes under the asset and liability method. Using this method, the Company records deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the Company’s financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the net deferred tax assets to the amount that will more likely than not be realized.

When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances.

(n)	Net Loss Per Unit

Basic net loss per unit is computed using the weighted-average number of common units outstanding during the period. Diluted net loss per unit is computed using the sum of the weighted-average number of common units outstanding during the period and if dilutive, the weighted-average number of potential common units, including unvested restricted common unit awards.

The Company applies the two-class method to calculate its basic and diluted net loss per unit attributable to common unit holders, as all of its contingently redeemable preferred units and preferred units (together the “Preferred Units”) are participating securities. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common unit holders. However, for the periods presented, the two-class method does not impact the net loss per common unit as the Company was in a net loss position for each of the periods presented and holders of the Preferred Units do not participate in losses.

The Company’s Preferred Units contractually entitle the holders of such units to participate in dividends but do not contractually require the holders of such units to participate in losses of the Company. Accordingly, for periods in which the Company reports a net loss attributable to common unit holders, diluted net loss per unit attributable to common unit holders is the same as basic net loss per unit attributable to common unit holders, since dilutive common units are not assumed to have been issued if their effect is anti-dilutive.

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(o)	Comprehensive Loss

Comprehensive loss is the change in equity of a company during a period from transactions and other events and circumstances, excluding transactions resulting from investments by owners and distributions to owners. The Company’s net loss equals comprehensive loss for all periods presented.

(p)	Segment Information

Operating segments are defined as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company operates in one operating segment: the discovery and development of Synthetic Biotic medicines. The Company’s chief executive officer, as chief operating decision maker, manages and allocates resources to the operations of the Company on a total company basis. All of the Company’s equipment, leasehold improvements and other fixed assets are physically located within the United States, and all agreements with its partners are denominated in U.S. dollars, except where noted.

(q)	Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09—Revenue from Contracts with Customers (Topic 606), which supersedes all existing revenue recognition requirements, including most industry-specific guidance. This standard is based on the principle that an entity should recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive. This standard also requires additional disclosure about the nature, amount, timing and uncertainty of assets recognized from costs incurred to fulfill a contract. It will be effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual periods. Early adoption is permitted any time after the original effective date, which for the Company is January 1, 2017. Entities have the option of using either a full retrospective or a modified retrospective approach for the adoption of the new standard. The Company is currently assessing the impact that this standard will have on its financial statements and the expected method of transition.

In August 2014, the FASB issued ASU 2014-15—Presentation of Financial Statements—Going Concern (“ASU 2014-15”), on disclosure of uncertainties about an entity’s ability to continue as a going concern. This guidance addresses management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and to provide related footnote disclosures. The guidance is effective for fiscal years ending after December 15, 2016 and for annual periods and interim periods thereafter, with early adoption permitted. The Company adopted ASU 2014-15 as of December 31, 2016 and it did not have a material effect on its consolidated financial statements.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810) (“ASU 2015-02”) to address financial reporting considerations for the evaluation as to the requirement to consolidate certain legal entities. This standard is effective for fiscal years and for interim periods within those fiscal years beginning after December 15, 2015. The Company has evaluated the impact of ASU 2015-02 and has concluded that it has no effect on the consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17—Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, that provides guidance on the presentation of deferred income taxes which requires deferred tax assets and liabilities, along with related valuation allowances, to be classified as noncurrent on the balance sheet. As a result, each tax jurisdiction will now only have one

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

net noncurrent deferred tax asset or liability. The new guidance does not change the existing requirement that prohibits offsetting deferred tax liabilities from one jurisdiction against deferred tax assets of another jurisdiction. The new guidance is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods, with early application permitted. The amendments may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company does not expect the adoption of this standard to have a material impact on its financial statements.

In February 2016, the FASB issued ASU 2016-02—Leases (Topic 84”), which replaces the existing accounting guidance for leases. This standard requires entities that lease assets to recognize the assets and liabilities for the rights and obligations created by those leases on the balance sheet. The standard is effective for fiscal years and the interim periods within those fiscal years beginning after December 15, 2018. The guidance is required to be applied by the modified retrospective transition approach and early adoption is permitted. The Company is currently assessing the impact that adoption of this guidance will have on its financial statements and footnote disclosures.

In March 2016, the FASB issued ASU 2016-09—Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The amendment is to simplify several aspects of the accounting for stock-based payment transactions including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in ASU No. 2016-09 are effective for interim and annual reporting periods beginning after December 15, 2016. The Company does not expect the adoption of this standard to have a material impact on its financial statements.

In November 2016, the FASB issued ASU 2016-18—Statement of Cash Flows (Topic 230): Restricted Cash, which requires companies to include cash and cash equivalents that have restrictions on withdrawal or use in total cash and cash equivalents on the statement of cash flows. This ASU is effective for public business entities for annual and interim periods in fiscal years beginning after December 15, 2017. The Company is currently assessing the impact of ASU 2016-18 on its financial statements and related disclosures.

(3)	Property and Equipment, net

Property and equipment, net consists of the following (in thousands):

	December 31,
	2016	2015
Laboratory equipment	$1,534	$592
Computer and office equipment	252	65
Furniture and fixtures	220	7
Leasehold improvements	2,308	—
Fixed assets in progress	—	122

	4,314	786
Less accumulated depreciation	(810)	(122)

	$3,504	$664

In both 2016 and 2015, the Company entered into a lease for certain laboratory equipment which had a bargain purchase option at the end of the lease term. As such, as of December 31, 2016 and 2015, the Company had approximately $0.5 million and $0.2 million, respectively, of assets under a capital lease with accumulated depreciation of approximately $0.1 million and $32,000, respectively.

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

Depreciation expense for the years ended December 31, 2016 and 2015 was $0.7 million and $0.1 million, respectively.

(4)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consists of the following (in thousands):

	December 31,
	2016	2015
Prepaid insurance	$71	$17
Prepaid research and development	1,163	12
Other prepaid	212	107
Other current assets	31	—

	$1,477	$136

(5)	Accrued Expenses

Accrued expenses consists of the following (in thousands):

	December 31,
	2016	2015
Payroll related	$1,341	$819
Professional fees	522	378
Research and development	273	—
Other	160	76

	$2,296	$1,273

(6)	Convertible Preferred Stock

(a)	Convertible Preferred Stock

Synlogic’s Certificate of Incorporation authorized the issuance of up to 7,150,945 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”). In July 2014 and in September 2014, Synlogic issued and sold 1,143,884 and 363,636 shares, respectively, of Series A-1 Convertible Preferred Stock and Contingently Redeemable Series A-1 Preferred Stock, (together “Preferred Stock”), respectively at $2.75 per share to investors for total net proceeds of approximately $4.0 million. Total Issuance costs related to these transactions of approximately $0.1 million were recorded as a reduction of proceeds within Series A Preferred Stock.

In May 2015, Synlogic sold and issued 1,976,190 shares of Series A-2 Convertible Preferred Stock and 395,238 shares of Contingently Redeemable Series A-2 Preferred Stock at $3.50 per share to investors for total net proceeds of $8.3 million. Issuance costs related to these transactions of $13,000 were recorded as a reduction of proceeds within Series A Preferred Stock.

Pursuant to the July 2, 2015 Contribution Agreement, each share of Synlogic’s Series A Preferred Stock and Contingently Redeemable Series A Preferred Stock was exchanged for a like type and number of the Company’s Class A Preferred Units and Contingently Redeemable Class A Preferred Units, respectively, (Note 7) and there is no outstanding Preferred Stock at December 31, 2016.

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(b)	Rights and Preferences

Preferred Stock had the following rights and preferences:

(i)	Voting

The holders of the Preferred Stock were entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote, except with respect to matters on which Delaware General Corporation Law required that a vote would be by a separate class. Each holder of Preferred Stock was entitled to the number of votes equal to the number of common shares into which each preferred share was convertible at the time of such vote.

(ii)	Dividends

In the event that a dividend was declared for the holders of common stock, the holders of the Preferred Stock would be entitled to the amount of dividends on an as-converted basis. Through December 31, 2016 and 2015, no dividends were declared or paid.

(iii)	Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock then outstanding would have been entitled to be paid, on a pari passu basis, out of the assets of the Company available for distribution to its stockholders before any payment would have been made to the holders of common stock by reason of their ownership thereof, with respect to each series of Preferred Stock, an amount per share equal to the greater of (i) the applicable original issue price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares been converted into common stock immediately prior to such liquidation, dissolution or winding up of the Company.

If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders were insufficient to pay the holders of shares of preferred stock the full amount to which they should have been entitled, the holders of shares of preferred stock would share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(iv)	Par Value

Par value was assigned as $0.0001.

(v)	Conversion

Each share of preferred stock, at the option of the holder, was convertible into that number of fully paid shares of common stock as determined by dividing the sum of the original issue price ($2.75 for the Series A-1 or $3.50 for the Series A-2), plus any declared but unpaid dividends, by the conversion price in effect at the time of conversion. The initial conversion price for each preferred share was the original issue price, subject to adjustment in accordance with antidilution provisions. Conversion was automatic upon the vote of 70% of the holders of Series A Preferred Stock or immediately upon the closing of a firm commitment underwritten public offering in which the public offering price equals or exceeds $13.75 per share (adjusted to reflect subsequent stock dividends, stock splits, or recapitalization) and the aggregate proceeds raised were not less than $35.0 million.

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(vi)	Redemption

The Preferred Stock was not redeemable pursuant to the Series A Convertible Preferred Stock Purchase Agreement except upon a deemed liquidation event. Deemed liquidation events included the merger, acquisition or sale of all or substantially all of the Company’s assets. All holders of equally and more subordinated equity instruments of the Company would have been entitled to receive the same form of consideration upon the occurrence of a deemed liquidation event, consequently, the Preferred Stock was classified as permanent equity.

In September 2014, the Company entered into a letter agreement with the Bill & Melinda Gates Foundation (“the Gates Foundation”) with respect to the Gates Foundation purchase of 1,413,039 shares of the Company’s Series A Preferred Stock. The Gates Foundation investment was made in three tranches of 363,636 shares in September 2014, 395,238 shares in May 2015 and 654,165 shares in February 2016. Under the letter agreement, the Company was required to spend the approximately $5.0 million invested by the Gates Foundation for research on a particular disease, further develop the Company’s proprietary technology platform and provide assistance with access to use of such technology in developing countries. If the Company fails to spend the amount appropriately, or defaults under certain other commitments in the agreement and the Company does not cure such default within 90 days of notice, if requested by the Gates Foundation, the Company would be obligated to redeem the shares of Series A Preferred Stock or shares of common stock into which they had converted then held by the Gates Foundation or find a third party to purchase such shares at a price equal to the greater of the initial purchase price and the then current fair value of such shares. In either case, if the Company, over the 6 months following such redemption, sells substantially all of its equity or assets or completes an initial public offering at a value greater than 200% of the price paid upon redemption, then the Company must reimburse the Gates Foundation for the difference.

(c)	Participation Rights in Future Equity Issuances

All holders of Preferred Stock had a pro rata right and obligation, based on their percentage equity ownership in the Company, to participate in subsequent issuances of equity securities of the Company approved by 70% vote of holders of Preferred Stock. Should any such holder have chosen not to purchase its full pro rata share, they would have been deemed a defaulting purchaser and all Preferred Stock held by a defaulting purchaser would have been automatically converted into common stock of the Company.

(7)	Preferred Units

Preferred Units

The following represent the Preferred Unit transactions of the Company:

•	Pursuant to the Contribution Agreement, on July 2, 2015, each share of Synlogic’s Series A Preferred Stock and Series A Contingently Redeemable Preferred Stock was exchanged for a like type and number of the Company’s Class A Preferred Units and Contingently Redeemable Class A Preferred Units, respectively.

•	In November 2015, Synlogic issued and sold an additional 201,484 units of Class A-2 Preferred Units at $3.50 per unit to an investor for net proceeds of approximately $0.7 million. There were no issuance costs related to this transaction.

•	In February 2016, Synlogic issued and sold 3,624,997 units of Class A-3 Preferred Units and 654,165 units of Contingently Redeemable Class A-3 Preferred Stock at $4.00 per unit to investors for net proceeds of approximately $17.1 million. There were no issuance costs related to these transactions.

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

•	In February 2016, Synlogic also issued and sold 1,861,626 units of Class B Preferred Units at $7.4818 per unit to investors for net proceeds of approximately $13.6 million. Issuance costs related to this transaction of approximately $0.3 million were recorded as a reduction of proceeds within Class B Preferred Units (together with the Class A Preferred Units, Contingently Redeemable Class A Preferred Units, Class A-2 Preferred Units, Class A-2 Contingently Redeemable Preferred Units, Class A-3 Preferred Units and Contingently Redeemable Class A-3 Preferred Units, the “Preferred Units”).

(a)	Rights and Preferences

The Preferred Units have substantially similar rights and preferences as were conferred upon the Preferred Stock as follows:

(i)	Voting

The holders of the Preferred Units are entitled to vote, together with the holders of the Company’s common units as a single class, on all matters submitted to unit holders for a vote. In addition, holders of at least a majority of the outstanding Preferred Units and common units voting as a single class are entitled to take any action required or permitted to be taken at any meeting of the members, unless a different vote is required by the Delaware Limited Liability Company Act or the Company’s operating agreement.

(ii)	Distributions

Distributions are governed by the Company’s operating agreement (Note 11). No distributions were made through December 31, 2016.

(iii)	Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are to be distributed, after the payout or provision for payment of all creditors of the Company, in accordance with the same order of priority as distributions (Note 11).

(iv)	Par Value

The Preferred Units do not have a par value.

(v)	Redemption

The Preferred Units are not redeemable pursuant to the Series A Convertible Preferred Stock Purchase Agreement, the Synlogic LLC Contribution Agreement and the Class B Preferred Unit Purchase Agreement except upon a deemed liquidation event. Deemed liquidation events include the merger, acquisition or sale of all or substantially all of the Company’s assets. All holders of equally and more subordinated equity instruments of the Company would be entitled to receive the same form of consideration upon the occurrence of a deemed liquidation event, consequently, the Preferred Units are classified as permanent equity.

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

In September 2014, the Company entered into a letter agreement with the Bill & Melinda Gates Foundation (“the Gates Foundation”) with respect to the Gates Foundation purchase of 1,413,039 shares of the Company’s Series A Preferred Stock. The Gates Foundation investment was made in three tranches of 363,636 shares in September 2014, 395,238 shares in May 2015 and 654,165 units in February 2016. The first two tranches, totaling 758,874 shares were exchanged for Class A Preferred Units pursuant to the 2015 Reorganization in July 2015. Under the letter agreement, the Company is required to spend the approximately $5.0 million invested by the Gates Foundation for research on a particular disease, further develop the Company’s proprietary technology platform and provide assistance with access to use of such technology in developing countries. If the Company fails to spend the amount appropriately, or defaults under certain other commitments in the agreement and the Company does not cure such default within 90 days of notice, if requested by the Gates Foundation, the Company would be obligated to redeem the shares of Series A Preferred Stock or shares of common stock into which they have converted then held by the Gates Foundation or find a third party to purchase such shares at a price equal to the greater of the initial purchase price and the then current fair value of such shares. In either case, if the Company, over the 6 months following such redemption, sells substantially all of its equity or assets or completes an initial public offering at a value greater than 200% of the price paid upon redemption, then the Company must reimburse the Gates Foundation for the difference. As a result, 1,413,039 and 758,874 units of Class A Preferred Units with a cost of approximately $5.0 million and $2.4 million, respectively, were classified as Contingently Redeemable Preferred Units in mezzanine equity, as of December 31, 2016 and 2015, respectively.

(vi)	Participation Rights

Holders of Class A Preferred Units have the right and obligation to participate in additional closings of Class A Preferred Units upon the achievement of certain milestones by the Company. If any holder of Class A Preferred Units does not purchase the number of Class A Preferred Units required to be purchased by it at any such additional closing, then each Class A Preferred Unit held by such member shall automatically be converted into common units at the applicable adjustment ratio in effect with respect to such units immediately prior to such closing. To date, all holders of Class A Preferred Units have participated in additional closings at the required levels.

Holders of Class B Preferred Units have the right and obligation to participate in additional closings of Class B Preferred Units upon the achievement of certain milestones by the Company. If any holder of Class B Preferred Units does not purchase the number of Class B Preferred Units required to be purchased by it at any such additional closing, then each Class B Preferred Unit held by such member shall automatically be converted into common units at the applicable adjustment ratio in effect with respect to such units immediately prior to such closing.

(vii)	Initial Public Offering

In connection with preparation for an initial public offering, upon request of holder of at least 70% of the Preferred Units, all unit holders will take appropriate steps to implement a reorganization of the Company that may include, for example, contribution of their units to a newly formed corporation.

(8)	Common Stock

Synlogic, Inc.’s Certificate of Incorporation authorized the issuance of up to 11,039,567 shares of common stock with a par value of $0.0001. In April 2014, the Company sold a total of 2,700,000 shares of common stock, for consideration totaling approximately $3,000, to four founders and an investor, who were responsible for incubating and forming the Company. The Company holds

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

repurchase options relating to 2,200,000 of these shares at a price equal to the initial purchase price by the founder. The repurchase option is exercisable should the founder cease providing services to the Company prior to the end of a four-year period beginning in April 2014. The Company’s repurchase option expires over a four-year period. The common stock of Synlogic was exchanged pursuant to the Contribution Agreement on July 2, 2015. (Note 9).

(9)	Common Units

Pursuant to the Contribution Agreement, on July 2, 2015, each share of Synlogic’s common stock was exchanged for the same number of common units, substantially conferred with the same rights and responsibilities. The repurchase options, as described in Note 8, continue to remain in effect for the applicable units. Common units do not have a par value and participate in distributions as described in Note 11. As of December 31, 2016, the Company has exercised its repurchase option on 62,500 common units.

(10)	Equity-based Compensation and Equity Incentive Plans

(a)	Equity Compensation

Equity compensation during the years ended December 31, 2016 and 2015 is derived from a number of equity instruments. In the first half of 2015, stock options were issued to both employees and nonemployees and a restricted stock award was issued to an employee under the Synlogic, Inc. 2014 Stock Incentive Plan (“2014 Stock Incentive Plan”). In July 2015, in connection with the 2015 Reorganization, all outstanding stock options were canceled. In the second half of 2015 and the year ended December 31, 2016, the Company issued incentive units under the Synlogic, LLC 2015 Equity Incentive Plan (“2015 Equity Incentive Plan”).

The Company has recorded total equity-based compensation expense of approximately $0.4 million and $0.2 million for the years ended December 31, 2016 and 2015, respectively, which is based on the number of awards ultimately expected to vest.

The following table summarizes equity-based compensation expense within the Company’s consolidated statements of operations and comprehensive loss for the years ended December 31, 2016 and 2015 (in thousands):

	Years ended December 31,
	2016	2015
Research and development	$154	$16
General and administrative	215	174

	$369	$190

The following table summarizes equity-based compensation expense by type of award for the years ended December 31, 2016 and 2015 (in thousands):

	Years ended December 31,
	2016	2015
Stock options	$—	$50
Restricted stock awards	—	17
Incentive units	235	56
Restricted common unit awards	134	67

	$369	$190

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(b)	Awards Issued under the Synlogic, Inc. 2014 Stock Incentive Plan

(i)	Stock Options

The Board of Directors adopted the 2014 Stock Incentive Plan, which provided for the grant of qualified incentive stock options and nonqualified stock options or other awards to the Company’s employees, officers, directors, advisors, and outside consultants to purchase up to an aggregate of 1,188,622 shares of the Company’s common stock. In April 2015, the Board of Directors authorized an increase in the aggregate shares of the Company’s common stock available under the 2014 Stock Incentive Plan to 1,688,622. Awards issued under the 2014 Stock Incentive Plan generally vested 25% after one year and ratably monthly thereafter over a three-year period and expired ten years from the date of grant. In 2015, 176,822 stock options were issued to employees. In July 2015, the 2014 Stock Incentive Plan was terminated, resulting in the cancellation of all issued and outstanding stock options.

In 2014, 582,000 options were issued to nonemployees. The Company used the remaining contractual life to estimate the expected term for options granted to nonemployees. For the year ended December 31, 2015, approximately $26,000 in equity-based compensation expense was recognized associated with nonemployee stock options. No expense was recognized in 2016 as these options were canceled in July 2015 in conjunction with the 2015 Reorganization.

The weighted-average assumptions used in the Black-Scholes option-pricing model for awards issued under the 2014 Stock Incentive Plan since inception were:

	Year ended
	December 31, 2015
	Employees	Nonemployees
Expected term (in years)	6.1	8.8 - 9.7
Risk-free interest rate	1.6%	1.9%
Expected volatility	78.9%	78.9%
Dividend yield	0%	0%

The following table represents a summary of stock option activity under the 2014 Stock Incentive Plan:

	Stock options outstanding
	Number of options	Weighted- average exercise price	Weighted- average remaining contractual term	Intrinsic value
Outstanding at December 31, 2014	667,360	$0.26	8.2	$156,000
Granted	176,822	0.49	—	—
Exercised	(46,875)	0.01	—	—
Forfeited	(5,000)	0.49	—	—
Options cancelled upon 2015 Reorganization	(792,307)	0.32	—	—

Outstanding at December 31, 2015	—			$—

(ii)	Restricted Stock Award

The restricted stock award vested 25% after one year and ratably monthly thereafter over the next 36 months, provided the employee remained continuously employed with the Company through each vesting date. The fair value of the restricted stock award was based on methods and assumptions as

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

discussed above. Compensation expense was recognized over the applicable service period. In July 2015, the 2014 Stock Incentive Plan was terminated and no restricted stock awards vested under the 2014 Stock Incentive Plan. Pursuant to the Contribution Agreement, the restricted stock award was exchanged for the same number of common units, substantially conferred with the same rights and responsibilities. The repurchase options continue to remain in effect for the applicable units. Common units do not have a par value and participate in distributions as described in Note 11.

The following table represents a summary of restricted stock activity for awards:

	Restricted stock awards
	Number of shares	Grant date fair value ($ per share)
Outstanding at December 31, 2014	—	$—
Granted	655,494	0.82
Forfeited	—	—
Awards exchanged upon 2015 Reorganization	(655,494)	0.82

Outstanding at December 31, 2015	—	$—

(c)	Awards Issued Under the Synlogic, LLC 2015 Equity Incentive Plan

(i)	Incentive Units

In October 2015, the Company’s Board of Directors adopted the 2015 Equity Incentive Plan, which provides for the grant of equity incentive units to employees, officers, directors or consultants. The awards generally vest 25% after one year and ratably monthly thereafter over the next 36 months. Certain awards provide for accelerated vesting upon a change in control, as defined in the 2015 Equity Incentive Plan. Incentive units do not expire. Holders of incentive units have no voting rights in connection with such incentive units. Each incentive unit is intended to be a profits interest within the meaning of IRS regulations. Each incentive unit has a threshold price, which is the price above which an incentive unit will participate in distributions. In this way, an incentive unit is designed to participate in the future profits and appreciation. Holders of incentive units will be entitled to receive profits when and if distributions are in excess of the threshold price of the award set by the Board of Directors on the date of grant (Note 11).

The Company granted awards under the 2015 Equity Incentive Plan to individuals whose options were terminated under the 2014 Stock Incentive Plan pursuant to the 2015 Reorganization. These newly issued incentive units had similar vesting schedules and strike prices to the canceled awards. The Company treated this as a modification to the original option grant because the cancellation and reissuance was deemed to be concurrent. The calculation of the incremental compensation expense is based on the excess of the fair value of the award measured immediately before and after the modification. Due to the inclusion of the threshold price setting a barrier for participation in distributions, the fair value of an incentive unit is less than the fair value of a stock option valued using similar assumptions. As a result, the Company did not recognize any incremental compensation expense associated with the modification.

During the year ended December 31, 2016, the Company granted 1,317,502 incentive units to employees or directors and 35,000 incentive units to nonemployees. One of the nonemployee grants contains provisions for accelerated vesting upon the achievement of certain performance-based milestones.

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

The weighted-average assumptions used in the Black-Scholes with barrier option-pricing model for awards issued under the 2015 Equity Incentive Plan are:

	Year ended December 31, 2016		Year ended December 31, 2015
	Employee	Nonemployee	Employee	Nonemployee
Expected term (in years)	2.5	0.6 - 3.3	2.9	2.9
Risk-free interest rate	1.1%	0.9%	1.0%	1.1%
Expected volatility	77.0%	71.6%	69.8%	70.0%
Dividend yield	0%	0%	0%	0%

The following table represents a summary of incentive unit activity under the 2015 Equity Incentive Plan during 2016 and 2015:

	Incentive units
	Number of units	Weighted- average strike price	Weighted- average threshold price	Weighted- average grant date fair value
Nonvested units at December 31, 2014	—	$—	$—	$—
Incentive units replacing cancelled options	792,307	0.32	2.53	0.45
Granted	492,038	1.23	2.53	0.43
Vested	(237,120)	0.30	2.53	0.46
Forfeited	(149,110)	$0.63	$2.53	$0.41

Nonvested units at December 31, 2015	898,115	$0.56	$2.53	$0.49
Granted	1,352,502	3.53	3.53	0.60
Vested	(289,676)	0.93	2.61	0.65
Forfeited	(204,061)	0.56	2.53	0.43

Nonvested units at December 31, 2016	1,756,880	$0.56	$2.53	$0.49

Vested or expected to vest at December 31, 2016	2,065,813	$2.28	$3.09	$0.56

As of December 31, 2016, there was approximately $0.8 million of total unrecognized compensation expense related to unvested incentive units granted to employees under the 2015 Equity Incentive Plan that is expected to be recognized over a weighted-average period of 3.6 years.

In addition, there was approximately $0.3 million in unrecognized compensation expense related to unvested incentive units granted to non-employees that is expected to be recognized over a weighted-average period of 2.2 years. The amount of equity based compensation expense related to nonemployees that will ultimately be recorded will depend on the remeasurement of the outstanding awards through their vesting date.

(ii)	Restricted Common Units

In July 2015, pursuant to the Contribution Agreement, the restricted stock award was exchanged for the same number of common units, substantially conferred with the same rights and responsibilities. The purchase options continue to remain in effect and the vesting schedule remains such that 25% vests after one year from the original grant date and vesting continues ratably monthly thereafter over the next 36 months. Compensation expense is recognized over the applicable service period.

The Company treated the cancellation of the restricted stock award issued under the 2014 Stock Incentive Plan and reissuance of restricted common units as a modification to the original award because the cancellation and reissuance were deemed to be concurrent. The calculation of the

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

incremental compensation expense is based on the excess of the fair value of the award measured immediately before and after the modification. The Company did not recognize any incremental compensation expense associated with the modification as the fair value of the restricted stock award was the same as the fair value of the restricted common unit.

No restricted common unit awards were issued in 2016. During 2016, 259,465 restricted common unit awards vested and approximately $0.1 million in equity based compensation was recognized. Unrecognized compensation expense related to unvested restricted common unit awards as of December 31, 2016 was approximately $0.3 million and is expected to be recognized over a period of approximately 2.4 years.

The following table presents a summary of restricted common unit activity during 2016 and 2015:

	Restricted common units
	Number of units	Grant date fair value ($ per unit)
Restricted common units at December 31, 2014	—	$—
Awards exchanged upon 2015 Reorganization	655,494	0.82
Granted	—	—
Forfeited	—	—

Restricted common units at December 31, 2015	655,494	0.82
Granted	—	—
Forfeited	—	—

Restricted common units at December 31, 2016	655,494	$0.82

Vested or expected to vest at December 31, 2016	655,494	$0.82

(11)	Distributions

The Board of Directors has the authority to determine the amount, if any, of proceeds available for distribution to unit holders. In the event that a distribution of proceeds is declared by the Board of Directors, such proceeds are to be distributed in accordance with the following order of priority:

•	First, to holders of Class B Preferred Units, pro rata in proportion to their unpaid contributed capital, until such holder has received an amount equal to its capital contribution;

•	Second, to holders of Class A Preferred Units and Contingently Redeemable Class A Preferred Units, pro rata in proportion to their unpaid contributed capital, until such holder has received an amount equal to its capital contribution;

•	Third, to all holders of Preferred Units, common units and incentive units, pro rata in proportion to the remaining amount to be distributed, until an aggregate amount has been distributed in respect of each Preferred Unit, common unit and incentive unit equal to the greatest aggregate amount per unit distributed in respect of any Preferred Unit under the first and second priority described above; provided, that no holder of an incentive unit shall participate in any distributions until a total amount equal to the threshold price with respect to such incentive unit has been distributed in respect of any common unit outstanding on the date of issuance of such incentive unit subsequent to the issuance of such incentive unit;

•	Fourth, to each holder of certain incentive units for which the Board of Directors has established a strike price, pro rata in proportion to the remaining amount to be distributed, an amount equal to the difference between the strike price for such incentive unit, and the threshold price for such incentive unit; and

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

•	Thereafter, to all holders of Preferred Units, common units and incentive units, pro rata in proportion to their percentage interest.

No distributions were made through December 31, 2016.

(12)	AbbVie Collaboration Agreement

In July 2015 the Company entered into an Agreement and Plan of Merger (the ”Agreement”) with AbbVie under which the Company granted an exclusive option to AbbVie to purchase IBDCo and agreed to collaborate in researching and developing an Investigatory New Drug (“IND”) candidate for the treatment of IBD.

In exchange for the exclusive option to acquire IBDCo, initial research and development services, ongoing patent defense, and participation on the A joint steering committee (“JSC”), AbbVie agreed to pay IBDCo an upfront, nonrefundable cash payment of $2.0 million, which IBDCo received in December 2015. AbbVie also agreed to pay IBDCo up to $16.5 million related to certain development milestones, all of which were considered substantive, as well as an option excise fee upon the execution of their option to buy IBDCo. The agreement also provides for royalty payments and payments upon the achievement of certain clinical, regulatory and commercial milestones.

The Agreement sets forth the Company’s and AbbVie’s respective obligations for development and delivery of an IND candidate package using reasonable commercial efforts. The JSC will make a determination as to the continuation of the collaboration at the achievement of the milestones.

At the inception of the Agreement, the Company identified the following deliverables: (i) an exclusive option to purchase IBDCo, (ii) research and development services and ongoing patent defense, and (iii) participation on the JSC. The Company also identified contingent deliverables related to four research and development milestones, delivery of an IND candidate package milestone, and transfer of ownership of IBDCo upon exercise of the option to buy IBDCo. The contingent deliverables have been excluded from the initial allocation and will be treated as a separate unit of accounting when and if delivered.

The Company concluded that none of the three deliverables identified at the inception of the Agreement has stand-alone value from the other undelivered elements. Accordingly, these deliverables represent a single unit of accounting.

As of December 31, 2016, the only consideration that is fixed and determinable is the nonrefundable upfront payment of $2.0 million. The consideration relates to the three identified deliverables that comprise the single unit of accounting, which will be recognized evenly over the period of performance. The period of performance will be through the option period, which is closely tied to the completion of the research and development collaboration with AbbVie, and has been estimated to be 54 months. The Company will periodically review and, if necessary, revise the estimated period of performance.

During the year ended December 31, 2016, the Company recognized approximately $0.4 million in revenue associated with the Agreement as substantive activities commenced in 2016. As of December 31, 2016, there was approximately $1.6 million of deferred revenue related to the Agreement, which is classified as current or noncurrent in the consolidated balance sheets based on the Company’s estimate of revenue that will be recognized within the next twelve months. All costs

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

associated with the collaboration agreement will be recorded in research and development expense in the consolidated statements of operations and comprehensive loss in the period incurred.

(13)	Income Taxes

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. Deferred tax assets consist of the following (in thousands):

	December 31,
	2016	2015
Deferred tax assets:
Net operating loss carryforwards	$11,236	$3,516
Tax credit carryforwards	957	365
Accrued expenses	170	268
Property and equipment	34	—
Deferred rent	516	—
Other	321	230

Gross deferred tax assets	13,234	4,379
Deferred tax liability:
Property and equipment	—	(17)
Deferred revenue	(174)	—
Valuation allowance	(13,060)	(4,362)

Net deferred tax assets	$—	$—

Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of the Company’s deferred tax assets, which are comprised principally of net operating loss carryforwards, and determined that it is more likely than not that the Company will not recognize the benefits of the deferred tax assets. As a result, a full valuation allowance of approximately $13.1 million and $4.4 million was established at December 31, 2016 and 2015, respectively.

A reconciliation of income tax expense computed at the statutory federal income tax rate to income taxes as reflected in the financial statements is as follows (dollars in thousands):

	Years ended December 31,
	2016		2015
	Amount	Tax Rate	Amount	Tax Rate
Income tax benefit using U.S. federal statutory rate	$(7,125)	34%	$(2,902)	34%
State income taxes, net of federal benefit	(1,078)	5%	(438)	5%
Other permanent differences	100	—%	30	—%
Foreign rate differential	—	—%	—	—%
Tax credits	(591)	3%	(291)	3%
Other items	(4)	—%	3	—%
Net change in valuation allowance	8,698	(42)%	3,598	(42)%

Income tax expense (benefit)	$—	—%	$—	—%

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

A roll-forward of the valuation allowance for the years ended December 31, 2016 and 2015 is as follows (in thousands):

	Years ended December 31,
	2016	2015
Balance at beginning of year	$(4,362)	$(764)
Increase in valuation allowance	(8,698)	(3,598)

Balance at end of year	$(13,060)	$(4,362)

As of December 31, 2016 and 2015, the Company had federal and state net operating loss carryforwards that may be available to reduce future taxable income of approximately $28.7 million and $8.9 million and approximately $28.2 million and $8.8 million, respectively, which begin to expire in 2034. In addition, at December 31, 2016, the Company had federal and state research and development tax credit carryforwards available to reduce future tax liabilities of approximately $0.7 million and $0.4 million, respectively. These credits begin to expire in 2034 and 2029, respectively.

Pursuant to Section 382 of the Internal Revenue Code of 1986 (“IRC”), certain substantial changes in the Company’s ownership may result in a limitation on the amount of net operating loss (“NOL”) carryforwards and research and development credit (“R&D credit”) carryforwards that may be used in future years. Utilization of the NOL and R&D credit carryforwards may be subject to a substantial annual limitation under Section 382 of the IRC due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company has not completed a study to assess whether an ownership change has occurred, or whether there have been multiple ownership changes since its formation, due to a significant complexity and related costs associated with such a study. There could be additional ownership changes in the future that may result in additional limitations on the utilization of NOL carryforwards and credits.

The Company adopted the authoritative guidance on accounting for and disclosure of uncertainty in tax positions, which required the Company to determine whether a tax position of the Company is more likely than not to be sustained upon examination, including resolution of any related appeals of litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon the ultimate settlement with the relevant taxing authority. The Company has not recognized any liability for unrecognized tax benefits as of December 31, 2016.

The Company files tax returns, on an entity-level basis, as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. Tax years from 2014 to the present are open to examination under the statute. The Company’s policy is to record interest and penalties related to income taxes as part of the tax provision. There are no interest or penalties accrued at December 31, 2016 and 2015.

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(14)	Net Loss per Unit

The following table sets forth the computation of basic and diluted net loss per unit attributable to common unit holders (in thousands, except for unit and per unit amounts):

	Years ended December 31,
	2016	2015
Numerator:
Net loss attributable to common unitholders	$(20,954)	$(8,532)

Denominator:
Weighted-average common units outstanding—basic and diluted	2,848,081	2,723,630

Net loss per unit attributable to common unitholders—basic and diluted	$(7.36)	$(3.13)

The Company’s potentially dilutive units, which include unvested restricted common unit awards, are considered to be common unit equivalents and are only included in the calculation of diluted net loss per unit when their effect is dilutive.

The following potential common units, presented based on amounts outstanding at each period end, were excluded from the calculation of diluted net loss per unit attributable to common unit holders for the periods indicated because including them would have had an anti-dilutive effect:

	As of December 31,
	2016	2015
Unvested restricted common unit awards	396,029	655,494

(15)	Leases

The Company recorded rent expense of approximately $1.0 million and $0.4 million for the years ended December 31, 2016 and 2015, respectively.

Operating Leases

On November 14, 2014, the Company entered into an operating sublease for office space with a termination option at the Company’s discretion or when the parties mutually agree. The operating lease provided for annual rent of approximately $0.3 million, payable on a monthly basis. The Company was responsible for real estate taxes, maintenance, and other operating expenses applicable to the leased premises. Additionally, the Company maintained a security deposit of approximately $72,000 with the lessor and recorded the deposit in other assets in its consolidated balance sheet. The Company mutually agreed with the lessor to terminate the sublease effective March 4, 2016.

On July 23, 2015, the Company entered into an operating lease for office and laboratory space in Cambridge, Massachusetts. The operating lease term commenced in February 2016 and expires in April 2021 with a one year renewal option to extend the lease. Rent expense commenced on February 1, 2016 and is recognized on a straight-line basis over the duration of the term. The operating lease provided for annual rent of approximately $0.9 million, payable on a monthly basis, which will increase at a rate of 3% annually, and includes three months of rent abatement during the first year. The Company is responsible for real estate taxes, maintenance, and other operating expenses applicable to the leased premises. Pursuant to the lease, the Company provided a security deposit of approximately $0.2 million to the lessor and recorded the deposit in other assets in its consolidated balance sheet. The

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

operating lease also provides for a tenant improvement allowance, at the cost of the lessor, not to exceed approximately $1.3 million, all of which was incurred in 2016. The Company was deemed to be the accounting owner of the tenant improvements primarily because it was responsible for project cost overruns. Therefore, the amounts were recorded as a leasehold improvement and deferred rent and are being recorded as a reduction to rent expense ratably over the lease term of 63 months.

Capital Leases

In January 2015, the Company entered into a twenty-four month, non-cancellable lease agreement for approximately $0.2 million for certain lab equipment. Due to the existence of a bargain purchase option, the lease has been accounted for as a capital lease. At December 31, 2016, the interest rate on the outstanding capital lease obligation was approximately 7.6%.

In October 2016, the Company entered into a twenty-four month, non-cancellable lease agreement for approximately $0.4 million for certain lab equipment. Due to the existence of a bargain purchase option, the lease has been accounted for as a capital lease. At December 31, 2016, the interest rate on the outstanding capital lease obligation was approximately 9.6%.

Future minimum lease payments under the Company’s operating and capital leases as of December 31, 2016, are as follows (in thousands):

	Operating	Capital
	leases	leases
Fiscal year:
2017	$946	$230
2018	975	186
2019	1,004	—
2020	1,034	—
2021	353	—
Thereafter	—	—

Total future minimum lease payments	$4,312	$416

Less amounts representing interest		36

Capital lease obligations at December 31, 2016		380
Less current portion of capital lease obligations		203

Capital lease obligations, net of current portion		$177

(16)	Commitments and Contingencies

On November 9, 2015, the Company exercised an option to enter into a license agreement with the Massachusetts Institute of Technology in exchange for $50,000 and reimbursement of prior patent costs of approximately $0.1 million. These amounts were recorded as research and development expense in the year ended December 31, 2016. The agreement will require future maintenance fees totaling approximately $0.1 million through the year ending December 31, 2020 and $50,000 per year thereafter during the period the license is effective, and may also require future payments of up to approximately $1.9 million upon achievement of certain regulatory milestones.

In the ordinary course of business, the Company may be subject to legal proceedings, claims and litigation as the Company operates in an industry susceptible to patent legal claims. The Company

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

accounts for estimated losses with respect to legal proceedings and claims when such losses are probable and estimable. Legal costs associated with these matters are expensed when incurred. The Company is not currently a party to any material legal proceedings.

(17) Employee Benefits

In 2014, the Company adopted a defined contribution 401(k) plan for eligible employees. Employees are eligible to participate in the plan beginning on their date of hire. Under the terms of the plan, employees may make voluntary contributions as a percentage of compensation. The Company has not made any matching contributions since the adoption of the 401(k) plan.

(18)	Related-Party Transactions

The Company contracted services from one of its principal investors for the Company’s former president and chief executive officer and former chief medical officer who were both employed by the principal investor, as well as employed to support separate portfolio companies of the investor. The Company paid a separate portfolio company approximately $0.1 million relating to reimbursement for a portion of the salary of the former chief medical officer for the year ended December 31, 2016 and $0.1 million relating to reimbursement for a portion of the salary of the former chief executive officer and chief medical officer during the year ended December 31, 2015.

The Company contracted the services of The Orphan Group, which specializes in supporting biotechnology companies in developing therapeutics toward diseases of high unmet medical needs in rare disorders. The Orphan Group is owned by the Company’s former chief operating officer. The Company paid the Orphan Group approximately $13,000 and approximately $15,000 for contracted services in the year ended December 31, 2016 and 2015, respectively.

In September 2016, the Company issued a loan to its chief executive officer of approximately $0.2 million which was repaid, including interest which accrued at a rate of 0.6%, in June 2017.

(19)	Subsequent Events

The Company has evaluated subsequent events through June 19, 2017, which is the date the financial statements were available to be issued.

In March 2017, the Company sold and issued 3,564,203 units of Class B-2 Preferred Units at $7.4818 per unit to investors for total consideration of approximately $26.6 million, net of offering costs of approximately $18,000. The Class B-2 Preferred Units were issued with substantially the same terms as the existing Class B-1 Preferred Units.

In April 2017, the Company exercised an option associated with the October 2014 agreement with Boston University and the Massachusetts Institute of Technology to acquire a license for certain intellectual property in exchange for $50,000. The execution of this option triggered an equity award for the issuance of 325,377 common units and the Company was required to pay approximately $0.3 million for prior patent costs incurred in connection with the option agreement.

In May 2017, the Company completed a series of transactions (“2017 Reorganization”) pursuant to which Synlogic, LLC merged with and into Synlogic, Inc. which continued to exist as the surviving corporation. Pursuant to the 2017 Reorganization, the common units and Preferred Units of Synlogic, LLC, together consisting of Class A Preferred Units, Contingently Redeemable Class A Preferred Units and Class B Preferred Units, were exchanged for common stock and Preferred Stock of Synlogic, Inc. The Synlogic Preferred Stock has substantially similar rights and preferences as the Preferred Units, except that the Preferred Stock is convertible into common stock at the option of the holder, on a one-for-one basis, subject to an antidilution adjustment. Conversion of the Preferred Stock is automatically triggered upon a firm-commitment underwritten public offering or upon a supermajority preferred interest vote.

SYNLOGIC, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

In May 2017, the Company adopted the Synlogic, Inc. 2017 Stock Incentive Plan (“2017 Stock Incentive Plan”). Under the 2017 Stock Incentive Plan, Synlogic may grant incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and other stock-based awards. Pursuant to the 2017 Reorganization, Synlogic issued restricted common stock awards under the 2017 Stock Incentive Plan to replace the cancelled incentive units pursuant to the termination of the 2015 Equity Incentive Plan.

In May 2017, the Company sold and issued 5,210,922 shares of Series C Convertible Preferred Stock to investors for total consideration of approximately $40.4 million, net of issuance costs of approximately $1.6 million.

In May 2017, Synlogic entered into a definitive merger agreement with Mirna Therapeutics, Inc. (NASDAQ: MIRN) under which Synlogic will merge with a wholly owned subsidiary of Mirna in an all-stock transaction. The proposed merger remains subject to certain conditions, including the approval of Mirna stockholders. If approved, upon closing of the transaction, Mirna will be renamed Synlogic, Inc.

In May 2017, the Company achieved a development milestone under the AbbVie agreement for which it will receive $2.0 million.